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                       SECURITIES AND EXCHANGE COMMISSION

                                 WASHINGTON, DC

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


                 The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.       Name:   LSW Variable Annuity Account I

B.       Address of Principal Business Office (No. & Street, City, State, Zip
         Code):

                          1300 West Mockingbird Lane
                          Dallas, Texas 75247-4921

C.       Telephone Number (including area code):

                          1 - (800) 228-4579

D.       Name and address of agent for service of process:

                            D. Russell Morgan, Esq.
                        National Life Insurance Company
                            One National Life Drive
                           Montpelier, Vermont 05604

                                    Copy to:

                             Stephen E. Roth, Esq.
                        Sutherland, Asbill & Brennan LLP
                         1275 Pennsylvania Avenue, N.W.
                           Washington, DC  20004-2404

E.       Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                              Yes     [X]      No  [ ]
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                 Pursuant to the requirements of the Investment Company Act of
1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Dallas, State of Texas this 20th day of February, 1998.


(SEAL)                            LSW VARIABLE ANNUITY ACCOUNT
                                      (Name of Registrant)


                                  BY: LIFE INSURANCE COMPANY OF THE SOUTHWEST
                                      (Name of Depositor)

ATTEST:


/s/ SJJ                               By: /s/ WHM
------------------------                 ------------------------------------
Susan J. Jennings                              Wade H. Mayo, President &
Secretary                                      Chief Executive Officer





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